CONTACT: Roni Imbeaux Senior Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com Cousins Properties Announces $250 Million Share Repurchase Program ATLANTA (February 17, 2026) — Cousins Properties Incorporated (the "Company") (NYSE:CUZ) announced today that its Board of Directors has authorized the repurchase of up to $250 million of its outstanding common shares under a newly established share repurchase program (the “Program”). Cousins anticipates funding the Program with a combination of proceeds from non-core asset sales, retained cash, debt financing and/or the settlement of common shares previously issued on a forward basis under Cousins' ATM program. Purchases made pursuant to the Program will be made from time to time in the open market, in privately negotiated transactions, or in other manners as permitted by federal securities laws and other legal requirements. The specific timing, manner, price and size of any repurchases will depend on prevailing stock prices, general economic and market conditions and other considerations. The Program does not have an expiration date, does not obligate the Company to repurchase any dollar amount or number of shares, and may be suspended or discontinued at any time. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing, and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets, and opportunistic investments. For more information, please visit www.cousins.com. This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins' financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes News Release no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.